Exhibit 10(1)
                                                                   -------------

                                  AGREEMENT FOR
                         INFORMATION TECHNOLOGY SERVICES

                                     BETWEEN

                             OWEN COMMUNITY BANK, sb

                                       AND

                              AURUM TECHNOLOGY INC.







                                TABLE OF CONTENTS

I.       DEFINITIONS
II.      TERM
III.     SERVICES
IV.      CUSTOMER RESPONSIBILITIES
V.       PAYMENTS TO AURUM
VI.      SYSTEMS, DATA, AND CONFIDENTIALITY
VII.     DISPUTE AVOIDANCE AND DISPUTE RESOLUTION
VIII.    TERMINATION AND RELATED MATTERS
IX.      LIABILITY AND INDEMNITY
X.       MISCELLANEOUS

SCHEDULES
         SCHEDULE A: SERVICES
         SCHEDULE B: TRAINING, CONVERSION, AND IMPLEMENTATION SERVICES SCHEDULE C: FEE SCHEDULE
         SCHEDULE D: PROCESSING SCHEDULE
         SCHEDULE E: PERFORMANCE STANDARDS
         SCHEDULE F: NETWORK MANAGEMENT SERVICES
         SCHEDULE G: VERIFICATION OF CONTRACT DATES
         SCHEDULE H: CUSTOMER SYSTEMS



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                  AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES

       This AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES ("Agreement") is between Aurum Technology Inc. (hereinafter "Aurum" or "Company"), a Delaware corporation with an address at 2701 W. Plano Parkway, Suite 600, Plano, Texas 75075-8206, and Owen Community Bank, sb (hereinafter "Customer"), a financial institution with an address at 279 E. Morgan Street, Spencer, IN 47460.

       WHEREAS, Customer desires to purchase certain information technology services from Aurum; and

       WHEREAS, Aurum desires to provide certain information technology services to Customer under the terms hereof:

       NOW THEREFORE, Customer and Aurum hereby agree as follows:

                             ARTICLE I - DEFINITIONS

1.1    Definitions. In this Agreement:

       (a)    "Additional  Services"  are  the  services  described  in  Section
              3.1(f).

       (b) "Additional Services Fees" are the fees charged Customer for Additional Services.

       (c)    "Aurum Equipment" means equipment located on Aurum premises.

       (d)    "Aurum Systems" are all Systems, except for Customer Systems, used
              by  Aurum  to  provide   Services,   including  any  improvements,
              modifications, or enhancements thereto.

       (e) "Business Day" is each weekday, Monday through Friday, which is not a holiday of the Federal Reserve Bank for the Federal Reserve District in which Customer's principle office is located.

       (f)    "Conversion   and   Implementation   Services"  are  the  services
              described in Section 3.1(c).

       (g) "Customer Equipment" means equipment at Customer's site(s) including all telecommunications lines and telecommunications processing equipment required by Aurum for Customer to access the Aurum Systems, transmit data to Aurum, and receive reports and other output from Aurum.

       (h) "Customer Systems" are the Systems listed in Schedule II, owned by Customer or licensed by Customer directly from a third party, which Customer has asked Aurum to install on Aurum Equipment for use in conjunction with Aurum Systems. Customer Systems do not include Licensed Software as defined herein.

       (i) "Data Center" is the space at one or more locations where Aurum performs Services, excluding Customer locations.

       (j)    "Base  Monthly  Services"  are the  services  described in Section
              3.1(a).

       (k) "Base Monthly Services Fees" are the fees charged Customer for Base Monthly Services.

       (l) "ECI" shall mean the Employment Cost Index for Total Compensation (not seasonally adjusted), Private Industry Workers, White-collar occupations excluding sales, June 1989 = 100, as published by the Bureau of Labor Statistics of the United States Department of Labor.

       (m) "ECI Base Index" shall mean the ECI Current Index from the last anniversary of the Effective Date on which the Adjustable Charges were increased, or, if the Adjustable Charges have never been increased, the ECI most recently published as of the Effective Date.

       (n) "ECI Current Index" shall mean the most recently published ECI as of any anniversary of the Effective Date.

       (o) "Effective Date" is the date that this Agreement is executed by Aurum in accordance with Section 10.11 hereof.

       (p)    "Equipment" means Customer Equipment and Aurum Equipment.

       (q)    "Initial Term" is defined in Section 2.1.

       (r) "Licensed Software" means, if applicable, the software applications for which Customer is granted a license under the terms of a license agreement which is part of this Agreement or a license agreement Aurum arranges for Customer to execute directly with a third party licensor. Such Licensed Software applications are listed in Schedule A.

       (s) "Operational Date" is the later of (i) the Effective Date, or (ii) the day in which any Conversion Services are completed and Customer has the capability to input transactions or data for processing by Aurum.

       (t)    "Operational  Services"  are  the  services  described  in Section
              3.1(b).

       (u)    "Renewal Term(s)" is defined in Section 2.2.

       (v) "Service" or "Services" are all of the services to be provided by Aurum under this Agreement, which include the Base Monthly Services, Operational Services, and Training, Conversion and Implementation Services.

       (w) "System" or "Systems" are (i) computer programs, including software, firmware, application programs, operating systems, files, and utilities; and (ii) supporting documentation for such computer programs, including input and output formats, program listings, narrative descriptions, operating instructions and procedures, user and training documentation, special forms, and source code.

Other terms are defined elsewhere in this Agreement.

1.2 References. In this Agreement and the Schedules in all instances except those when the context requires otherwise:

       (a) The Schedules to this Agreement shall be incorporated in and deemed part of this Agreement. All references to and mentions of this Agreement shall include the Schedules to this Agreement;

       (b) References to and mentions of the word "including" in this Agreement shall mean "including, without limitation".

1.3 Headings. The article and section headings are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

                                ARTICLE II - TERM

2.1 Initial Term. This Agreement will begin on the Effective Date and, unless terminated earlier as provided in this Agreement, will continue for a period of five (5) years from the Operational Date (the "Initial Term").

2.2 Renewal Term. Thereafter, this Agreement will automatically renew for successive terms of five (5) years each (the "Renewal Term") unless either party gives the other party written notice at least twelve (12) months prior to the expiration date of the Initial Term or the Renewal Term then in effect that the Agreement will not be renewed beyond such term.

                             ARTICLE III - SERVICES

3.1 Services Provided. Aurum or its subcontractors will provide Customer with the following Services:

       (a) Base Monthly Services. Base Monthly Services are those services Aurum will provide on a regular basis during the Initial Term or any Renewal Term. The Base Monthly Services are listed on Schedule
              A. Customer agrees that Aurum shall be the sole and exclusive provider of the Services.

       (b) Operational Services. Operational Services are those services listed in Schedule C, Section II, which are not part of the Base Monthly Services but which are available for Customer each month. The Operational Services are charged on a transaction or occurrence basis.

       (c)    Conversion   and   Implementation    Services.    Conversion   and
              Implementation  Services are those services  described in Schedule
              B.

       (d) Training Services. Aurum shall provide those Training Services listed in Schedule B.

       (e) Interface Development Services. Aurum may agree to provide services for development of Customer-requested interfaces to third party software. Interfaces which Aurum agrees to develop are listed in Schedule B.

       (f) Additional Services. Customer from time to time may request that Aurum perform services that are outside the scope of the Services but that are related to Customer's information technology needs. Such services are herein referred to as Additional Services ("Additional Services"). Aurum shall notify Customer within a reasonable time after receipt of Customer's request, as to whether Aurum desires to perform such Additional Services. If Aurum desires to perform such Additional Services, Aurum shall promptly provide Customer with an Additional Services proposal containing a description of the scope and functionality of such Additional Services and an estimate, as may be applicable, of the computing, communications, human resources, and capacity requirements necessary to develop and implement such Additional Services, and the Additional Services Fees associated therewith. In the event Customer elects to have Aurum perform the Additional Services, Aurum shall do so on such written terms as shall be mutually agreed by Aurum and Customer.

3.2    General Terms Relating to Services. Aurum will:

       (a) Beginning on the Operational Date, operate the Aurum Systems at the Data Center, and accept data and other input from Customer. Aurum will make daily, monthly, and other reports and output, including specially requested reports, available for transmission to Customer, subject to Customer's timely delivery or transmission of data and other input to the Data Center for processing. Aurum will provide the Services in accordance with Schedule D, Processing Schedule, which may be amended by Aurum and Customer from time to time. Aurum will not be responsible for the loss of any input or output during transit.

       (b) Except as otherwise agreed between the parties, provide all Customer Equipment at Customer's expense, including related shipping, installation, and maintenance charges, and advise Customer on the compatibility of Customer's Equipment with the Aurum Systems. Customer may elect, with Aurum's approval, to provide certain Customer Equipment at Customer's expense, subject to charges for Additional Services required for Aurum Systems access or configuration.

       (c) Provide for Customer's use one copy of Aurum's standard user documentation and one copy of any revisions describing the preparation of input for and use of output from the Aurum Systems. Such documentation will address the reports provided under this Agreement. Upon Customer's request, Aurum will provide additional copies of such documentation at Aurum's then standard charges.

       (d) Correct any errors in Customer files that result in errors in reports or other output where such errors (i) are due solely to either malfunctions of Aurum's Equipment or the Aurum Systems or errors of Aurum's operators, programmers, or other personnel, and
              (ii) are called to Aurum's attention within the time frames specified in Section 4.3. Aurum will, to the extent reasonably practicable, correct any other errors as an Additional Service.

       (e)    Provide standard Aurum forms for use at the Data Center.

       (f) Establish, modify, or substitute from time to time any Aurum Equipment, processing priorities, programs, or procedures used in the operation of the Aurum Systems or the provision of the
              Services  that  Aurum  reasonably  deems  necessary,   and  notify
              Customer  of  any  such  changes   that  will  affect   Customer's
              operations.

3.3 Audits. No more than one per year, and upon no less than twenty-four (24) hours prior written notice from Customer, Aurum will provide auditors and inspectors that Customer designates in writing with access to the Data Center during business hours for the limited purpose of performing audits or inspections of Customer's business. Aurum will provide to such auditors and inspectors assistance as Aurum deems reasonable. Customer shall bear all expenses associated with such audit or inspection and shall also compensate Aurum for any Additional Services provided in connection with the audit or inspection. Customer shall insure that any audit or inspection requested by Customer shall be conducted without undue disruption to Aurum's business or operations. Aurum will not be required 1) to provide access to data of other Aurum customers, or 2) permit access to the Data Center during such times as Aurum deems that such access would be likely to create undue disruption to its operations (i.e., when other auditors and inspectors are present).

3.4 Regulatory Compliance. Aurum will endeavor to maintain the Aurum Systems so that they will not be disapproved by any federal regulatory authority with jurisdiction over Customer's business. If Customer believes that any modifications to the Aurum Systems are required under any laws, rules, or regulations, Customer will promptly so inform Aurum. Aurum will perform any modifications to the Aurum Systems or recommend changes to operating procedures of Customer that Aurum determines are necessary or desirable; provided, that if any such changes or modifications result in a significant increase in Aurum's cost of providing Services, Aurum will be entitled to increase the charges under this Agreement by an amount that reflects a pro rata allocation of Aurum's increased cost among the applicable Aurum customers. New or enhanced Aurum System features, functions, reports, or other Services that may result from such modifications or recommendations may be provided as an Additional Service. Notwithstanding the foregoing, Customer acknowledges that the Aurum Systems may, from time to time, consist in part of System(s) licensed by Aurum from third-party vendor(s) and, therefore, Aurum shall have no duty or responsibility to modify any such third-party System under this Section, except to the extent that the vendor thereof has such a duty or responsibility to modify such System pursuant to the applicable license agreement between Aurum and such vendor.

3.5 Financial Statements and EDP Audit. Upon request, Aurum will provide at no charge one copy of Aurum's most recent audited financial statements to Customer. Upon request, Aurum will also provide to Customer one copy of Aurum's most recent independent Data Center EDP audit at Aurum's then standard charge for such copy.

3.6 Licensed Software. Aurum will either (i) license to Customer or (ii) arrange with the appropriate third party vendor for a direct license, or a sublicense through Aurum, to Customer of the Licensed Software. Customer will execute any such license or sublicense that may be required by such vendor and will be responsible for compliance with all terms and conditions thereof. Customer shall also be responsible for purchasing and maintaining in force the appropriate maintenance and support services.

                     ARTICLE IV - CUSTOMER RESPONSIBILITIES

4.1 Maintenance of Equipment. Customer will maintain or arrange to have maintained all Customer Equipment owned or leased by Customer in good working order in accordance with manufacturer's specifications. Aurum will maintain or arrange to have maintained all Aurum Equipment.

4.2 Provision of Customized Forms. Unless otherwise agreed in writing, Customer will provide or pay for all customized forms required by Customer. Those forms will conform to Aurum's reasonable specifications. Customer will also provide all forms produced or printed at Customer's premises and required for the performance of Services, or will pay mutually agreed charges to Aurum for such forms if provided by Aurum at Customer's request.

4.3 Correction of Reports and Output. Customer will balance reports to verify master file information and will inspect and review all reports and other output (whether printed, microfiche or electronically transmitted) created from data provided by Customer to Aurum. Customer will reject all incorrect reports or output (i) within two Business Days after receipt of daily reports or output, (ii) within five Business Days after receipt of annual, quarterly, or monthly reports or output, and (iii) within three Business Days after receipt of all other reports or output.

4.4 Provision of Data. Customer will be responsible for the quality and accuracy of all data and other input provided to Aurum. Aurum may, at its option, return to Customer for correction before processing any data submitted by Customer that is incorrect, illegible, or not in proper form. If Customer does not provide its data to Aurum in accordance with Aurum's specified format and schedule, Aurum will use reasonable efforts to reschedule and process the data as promptly as possible. Customer agrees to pay Aurum for any additional expenses Aurum incurs in assisting Customer as provided in this Section 4.4.

4.5 Use of System, Procedures. Customer will comply with all operating instructions for the Aurum Systems that are issued by Aurum from time to time. Except as otherwise provided in this Agreement, Customer will be responsible for the supervision, management, and control of its use of the Aurum Systems, including (i) implementing sufficient procedures to satisfy its requirements for the security and accuracy of the data and other input Customer provides, (ii) implementing reasonable procedures to verify reports and other output from Aurum within the time frames specified in Section 4.3, and (iii) specifying the methods of processing (for example, accrual calculations) to be used by Aurum in providing the Services from the options available in the Aurum Systems.

4.6 Customer Systems. Customer will provide, at Customer's expense, the Customer Systems. Customer will be responsible for any license or maintenance fees related to providing the Customer Systems for use by Aurum in connection with the Services. Customer will, at Customer's expense, ensure that the Customer Systems are at all times compatible with the Aurum Systems and Aurum will have no liability hereunder for any delay or failure to perform Services which arises as a result of the failure of Customer to maintain any Customer System so that it is compatible with the Aurum Systems. Customer warrants that Customer Systems do not and will not infringe upon the proprietary rights of any third party and that Customer has the right to provide such Customer Systems to Aurum for use as contemplated under this Agreement. Customer, at its own expense, shall defend, indemnify, and hold harmless Aurum from any claim, demand, cause of action, debt or liability (including attorneys' fees and costs) to the extent it is based upon a claim that any of the Customer Systems infringes or violates the patent, copyright, license or other proprietary right of a third party or any claim that Aurum's use of the Customer Systems hereunder is not permitted.

4.7 Network Security. Customer shall inform Aurum prior to creating any connection to an Internet Service Provider (ISP) or other computer services company if such connection is made from any point on Customer's computer network that is connected to Aurum. In the event that such a connection to the Internet is to be made, Customer must first obtain the firewall and Internet security policy document of Aurum. Customer hereby agrees to abide by the rules contained in such document. This document shall be provided to Customer at Customer's request. This document may be revised from time to time to keep current with technology and Customer shall be solely responsible for ensuring its compliance with the most current requirements.

                          ARTICLE V - PAYMENTS TO AURUM

5.1    Service Fees. Customer will pay Aurum for the Services as follows:

       (a) For Base Monthly Services, which are comprised of the Account Processing Fees and the Application Processing Fees, the monthly charges listed in Section I of Schedule C.

       (b) For Operational Services, the monthly charges listed in Section II of Schedule C.

       (c) For Conversion and Implementation Services, the Conversion and Implementation charges listed in Section IV of Schedule C.

       (d) For Training Services, the Training charges listed in Section V of Schedule C.

       (e) For Interface Development, the Interface Development charges listed in Section VI of Schedule C.

       (f)    For  Additional  Services,   or  for  additional   Conversion  and
              Implementation, Training, and Interface Development services, Aurum's then standard charges for such services agreed to in advance and in writing, or, if Aurum then has no standard charges for such services, upon whatever other basis that the parties agree.

5.2 Additional Charges. Customer will also pay Aurum the following, if applicable:

       (a) All costs incurred by Aurum (i) in mailing reports or other output to Customer, its customers, or third parties, and (ii) in transporting, shipping, or delivering reports, output, or input between the Data Center and Customer's locations.

       (b) All actual, out-of-pocket costs and expenses, including travel and travel-related expenses, which are incurred by Aurum or on behalf of Aurum and its personnel in providing Services when incurred at Customer's request or when required to be provided at Customer's facility or any other location.

       (c)    Any other charges expressly provided in this Agreement.

       (d) All taxes, however designated or levied, based upon any charges under this Agreement, or upon this Agreement or the Systems, Services, or materials provided hereunder, or their use, including state and local privilege or excise taxes based on gross revenue, sales and use taxes, and any taxes or amounts in lieu thereof paid or payable by Aurum in respect of the foregoing, exclusive, however, of franchise taxes and taxes based on the net income of Aurum.

5.3 Time of Payment. Except as otherwise provided herein or in a Schedule, Aurum will invoice Customer at the end of each month for the Services provided during that month. All charges under this Agreement will be due and payable within ten days of invoice date. Any charges not paid within thirty days of invoice date will bear interest until paid at a rate equal to the lesser of 1.5% per month or the maximum interest rate allowed by applicable law. Training, Conversion and Implementation, and Interface Development Fees are due and payable as provided in Schedule C.

5.4    Annual Adjustment to Charges.

       (a)    If, on any  anniversary  of the  Effective  Date,  the ECI Current
              Index is higher than the ECI Based Index, then, effective as of such anniversary, the Adjustable Charges will be increased by the percentage that the ECI Current Index increased from the ECI Base Index. For purposes of this Section 5.4, "Adjustable Charges" shall mean the Base Monthly Services Fees and Operational Services Fee.

       (b) In the event that the Bureau of Labor Statistics ceases to publish the ECI or substantially changes its content, format, or calculation methodology, Customer and Aurum shall substitute therefor another comparable measure published by an agreed-upon source; provided, however, that if such change is to redefine the base period for the ECI from one period to some other period, the parties shall continue to use the index but shall, if necessary, convert either the ECI Base Index or the ECI Current Index to the same basis as the other by multiplying such index by the appropriate conversion factor.

5.5 Disputed Amounts. If Customer in good faith disputes any amounts invoiced hereunder, Customer agrees to provide written notification of such dispute to Aurum, setting forth the reason for the dispute. Such notice shall be given prior to the date that the disputed payment is due to Aurum. Customer may elect to withhold payment of any validly disputed amount due (subject to the limitation set forth in Section 5.6 below) until the dispute is resolved by the parties, or unless Customer is otherwise required to pay the disputed amount to an escrow agent or to Aurum in accordance with the dispute resolution process set forth in this Agreement. If the dispute involves only a portion of such invoice, Customer agrees to withhold only the disputed amount (subject to the limitation set forth in Section 5.6 below), and to timely pay the undisputed portion of the amount invoic3ed. The parties agree to immediately negotiate in good faith to resolve the dispute. If the dispute cannot be resolved prior to the date when the amounts would be otherwise due hereunder, then Aurum may, at is option, require that the amount withheld in dispute be paid over to an escrow agent mutually agreed upon by Aurum and Customer, pending the resolution of such dispute. If the parties are unsuccessful in resolving such dispute within thirty (30) days of the date of the written notice of dispute from Customer to Aurum, then either party may initiate the dispute resolution processes provided for in this Agreement.

5.6 Termination of Services for Reason of Non-Payment. Aurum agrees that for so long as it is being paid for its Services hereunder, or for so long as the dispute resolution provisions of this Agreement are being complied with (provided however that Aurum must have timely received at least eighty-five percent (85%) of the amounts due hereunder regardless of whether such amount may be disputed by Customer), Aurum will not terminate provision of Services hereunder as a result of such non-payment of disputed amounts; provided, however, that if Aurum has not been timely paid all non-disputed amounts due or at least eighty-five percent (85%) of the amounts due hereunder if a disputed amount has not been paid over to Aurum in compliance with the dispute resolution procedures set forth in this Agreement, or if Aurum, using reasonable judgment, determines that Customer is withholding amounts due without reasonable cause, then Aurum may, after having provided Customer with ten (10) days advance written notice, discontinue provision of Services to Customer hereunder until all required payments due to Aurum are received. The provisions of this Section 5.6 shall not operate as a waiver of any other remedies as to either party.

                 ARTICLE VI - SYSTEMS, DATA, AND CONFIDENTIALITY

6.1 Aurum Systems. All Aurum Systems are and shall remain the exclusive property of Aurum or licensors of such Aurum Systems, as applicable, and, except as expressly provided in this Agreement, Customer shall have no ownership interest or other rights in any Aurum System. Customer acknowledges that the Aurum Systems include Aurum proprietary information and agrees to keep the Aurum Systems confidential at all times. upon the expiration or termination of this Agreement, Customer will return all copies of all items relating to the Aurum Systems which are in the possession of Customer and certify to Aurum in writing that Customer has retained no material relating to the Aurum Systems.

6.2 Customer's Information. Information relating to Customer or its customers contained in Customer's data files is the exclusive property of Customer. Aurum agrees to hold in confidence all proprietary information of Customer and its customers provided to Aurum in accordance with Section
       6.3. However, upon the request of any appropriate federal or state regulatory authority with jurisdiction over Customer's business and after Aurum has, when reasonably possible, notified Customer of such request, Aurum will allow such authority access to all records and other information of Customer and its customers in the possession of Aurum and provide as an Additional Service any related assistance that is required. Promptly after the termination or expiration of this Agreement and the payment. to Aurum of all sums due and owing, including any amounts due under Sections 8.5 or 8.6, Aurum will, at Customer's request and expense, return to Customer all of Customer's information, data, and files in Aurum's then standard machine-readable format and media.

6.3 Confidentiality. Except as otherwise provided in this Agreement, Aurum and Customer each agree that all information communicated to one by the other or the other's affiliates, whether before or after the Effective Date, will be received in strict confidence, will be used only for purposes of this Agreement, and except for the requirements of Section
       6.2 will not be disclosed by the recipient party, its agents, subcontractors, or employees without the prior written consent of the other party. Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including the terms of this Agreement, except as required by legal, accounting, or regulatory requirements beyond the reasonable control of the recipient party. If Customer is required to disclose any proprietary information of Aurum in accordance with any such legal, accounting, or regulatory requirements, then Customer will promptly notify Aurum of such requirement and will corporate with Aurum (at Aurum's expense) in Aurum's efforts, if any, to avoid or limit such disclosure (including obtaining an injunction or an appropriate redaction of the proprietary information in question). The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

6.4 Safeguarding Data Integrity. Aurum will maintain internal computer data integrity safeguards (such as access codes and passwords) to protect against the accidental or unauthorized deletion or alteration of Customer's data in the possession of Aurum. Aurum will provide additional internal computer data integrity safeguards that Customer reasonably requests as an Additional Service. Aurum will also employ and maintain controlled access systems in the Data Center.

6.5 Contingency Planning. The parties will perform the following regarding contingency planning:

       (a) Aurum will develop, maintain and, as necessary in the event of a disaster, execute a business resumption plan (the "Aurum Plan") for the Data Center and will provide to Customer and its auditors and inspectors such access to the Aurum Plan as Customer may reasonably request from time to time. Aurum will not be required to provide access to information of other Aurum customers.

       (b) Customer will develop, maintain and, as necessary in the event of a disaster, execute a business resumption plan (the "Customer Plan") for all Customer locations and the telecommunications links between Customer locations and the Data Center and will provide to Aurum such access to the Customer Plan as Aurum may reasonably request from time to time.

       (c) Aurum will provide to Customer such information as may be reasonably required for Customer to assure that the Customer Plan is compatible with the Aurum Plan.

       (d)    Each  party  will  be  responsible  for  the  training  of its own
              personnel  as  required  in   connection   with  fill   applicable
              contingency planning activities.

       (e) Each party's contingency planning activities will comply, as appropriate, with such of the following regulatory policies as may be applicable to Customer's business, as the same may be amended or replaced from time to time: (i) Federal Deposit Insurance Corporation, Financial Institution Letter FIL-68-97, dated July 14, 1997; (ii) Federal Reserve System Supervision and Regulation, Number SR 97-15, dated May 2, 1997; and (iii) Office of the Comptroller of the Currency, OCC 97-23, dated May 16, 1997; (iv) Office of Thrift Supervision, CEO Ltr 72, dated July 23, 1997; and
              (v) National Credit Union Administration, Letter to Credit Unions NO. 97-CU-3, dated April 7, 1997. It. compliance with any amendments or replacements of the policies listed above would significantly increase Aurum's cost of providing Services, Aurum will be entitled to increase the charges under this Agreement by an amount that reflects a pro rata allocation of Aurum's increased cost among the applicable Aurum customers.

             ARTICLE VII - DISPUTE AVOIDANCE AND DISPUTE RESOLUTION

7.1 Appointment of Liaison Officer. Within ten (10) days after execution of this Agreement, each party agrees to appoint a Liaison Officer who shall have the direct responsibility for communicating with the other party under this Agreement. Each party shall promptly notify the other party of the Liaison Officer selected.

7.2 Avoidance of Disputes. To attempt to ensure that there will not be disputes arising under this Agreement, the parties agree that, during the term of this Agreement, their respective Liaison Officers and/or their designees shall communicate regularly (as often as mutually agreed) in order to review performance, discuss problem areas and provide input, guidance, and priority assistance to Aurum and Customer to help provide maximum benefit to Customer from the Services provided hereunder. Both parties agree to promptly respond to performance problems and issues, and will timely respond to the other party's reasonable requests for information regarding such problems and issues. This requirement for communication between the Liaison Officers shall not prevent exchange of information and ongoing routine dialogue between members of the Aurum's data center staff and Customer's employees.

7.3 Alternate Dispute Resolution. In the event that Aurum and Customer have a dispute over any matter relating to this Agreement which has not been resolved in the normal course of business or through communication between the respective Liaison Officers, then Aurum's and Customer's designated representatives, along with Aurum's and Customer's respective Liaison Officers shall be required to meet within five (5) days of a written request for a meeting by either party delivered to the other party in accordance with the notice provisions of this Agreement. Such meeting shall take place at a mutually agreeable site, and shall occur at a mutually agreeable time. Each party's representatives shall be granted the authority by their respective organization to resolve the dispute and commit and bind their respective organization to any agreement reached at the meeting. The representatives of the parties shall attend such meeting or meetings accompanied by any other person or persons they believe are necessary to reach a resolution of the dispute. The designated representatives shall continue to meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with resolution of the issue. The parties will discuss the problem and negotiate in good faith in an effort to resolve the dispute or renegotiate the applicable section or provision without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for information will be honored in order that each of the parties may be fully advised as to the matters under discussion. The specific format for such discussions will be left to the discretion of the representatives meeting, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. There shall be written minutes of the meeting taken and distributed to all parties in attendance. If the dispute cannot be resolved within thirty (30) days after good faith negotiations under this Alternative Dispute Resolution Procedure, either party may then submit the dispute for arbitration as provided for below. It shall be a condition precedent submitting a dispute to arbitration that the parties shall have complied with this Alternative Dispute Resolution procedure, and the parties conclude in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely.

7.4 Arbitration. This Section 7.4 applies to any controversy, claim or dispute which shall arise with regard to the performance or interpretation of the terms and conditions of this Agreement (hereinafter referred to as a "Controversy"), which the parties have not resolved after good faith compliance with the Alternative Dispute Resolution provisions set forth above. All Controversies shall be submitted to a board of arbitrators consisting of a representative appointed by Customer, a representative appointed by Aurum, and a third individual chosen by the above two representatives who shall be unrelated to either of the said parties (alternatively, the parties may, by mutual agreement, elect to submit the matter for arbitration by a single arbitrator). Such arbitration proceeding shall be held in accordance with the then current commercial rules of the American Arbitration Association and shall be held in Orlando, Florida. It is agreed that if any party shall desire relief of any nature whatsoever from the other party as a result of any Controversy, it will institute such arbitration proceedings within a reasonable time, but in no event (a) prior to complying with the Alternative Dispute Resolution Procedure set forth above, or (b) later than six (6) months after the termination of this Agreement. The failure of a party to institute proceedings within such period shall be deemed a full waiver of any claim for any such relief. The arbitrators shall render a decision on the matter as soon as practicable, but no later than forty-five (45) days from the date on which the selection of the arbitration panel is complete, and they shall refrain from addressing or commenting on matters other than the Controversy before them. All costs of said arbitration, including the arbitrators' fees, if any, shall be borne equally by the parties involved. The parties agree that the decision and award of the arbitration shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial proceedings between them, and that no appeal or judicial review of the arbitrators' award shall be taken, but that any such award may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

7.5 Subject to the provisions of Section 5.6 of this Agreement, during the resolution of disputes including formal proceedings the parties hereto will continue, to the extent possible, to perform each of their responsibilities and obligations under this Agreement.

                           ARTICLE VIII - TERMINATION
                               AND RELATED MATTERS

8.1 Termination Due to Acquisition. If fifty percent or more of the stock or assets of Customer are acquired by another person or entity, whether by merger, reorganization, sale, transfer, or other similar transaction, then Aurum and Customer will negotiate in good faith the terms and conditions upon which this Agreement may be modified to accommodate such transaction. If the parties are unable to agree upon such modification, either parry upon written notice to the other may terminate this Agreement upon the consummation of such acquisition or on a mutually agreeable date thereafter.

8.2 Termination for Non-Payment. If Customer defaults in the payment of any charges or other amounts due under this Agreement and fails to cure such default within ten days after receiving written notice specifying such default, then Aurum may, by giving Customer at least thirty days prior written notice thereof, terminate this Agreement as of a date specified in such notice.

8.3 Termination for Cause. If either party materially defaults in its performance under this Agreement, except for nonpayment of amounts due to Aurum, and fails to either substantially cure such default within ninety days after receiving written notice specifying the default or, for those defaults which cannot reasonably be cured within ninety days, promptly commence curing such default and thereafter proceed with all due diligence to substantially cure the default, then the party not in default may, by giving the defaulting party at least thirty days prior written notice thereof, terminate this Agreement as of a date specified in such notice.

8.4 Termination for Insolvency. If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation or insolvency or for the appointment of a receiver, conservator, or similar officer, or makes an assignment for the benefit of all or substantially all of its creditors or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party may, by giving prior written notice thereof to the non-terminating party, terminate this Agreement as of a date specified in such notice.

8.5 Payment Upon Termination. The parties acknowledge that upon termination of this Agreement for any reason, Aurum will incur damages resulting from such termination that will be difficult or impossible to ascertain. Therefore, prior to such termination, except termination by Customer pursuant to Section 8.3 or 10,5, and in addition to all other amounts then due and owing to Aurum, Customer will pay to Aurum as reasonable liquidated damages the sum of the amounts calculated in subsections (a) and (b) below. In the case of termination by Customer pursuant to Section
       8.3 or 10.5, Customer will pay to Aurum the amounts calculated in subsection (a) below.

       (a) All costs reasonably incurred by Aurum in connection with such termination, including telecommunication line disengagement expenses and costs of terminating leases on or shipping or storing any Equipment provided to Customer by or through Aurum under this Agreement, plus a twenty-five percent management fee on such costs, plus Aurum's charges for any Additional Services reasonably requested by Customer for deconversion assistance and Aurum's then standard charges for the resources utilized to prepare any test or conversion tapes (together, the "Termination Costs"). Aurum may, at its option, invoice Customer for the greater of (i) Aurum's good faith estimate of the Termination Costs, or (ii) the aggregate of the charges payable to Aurum pursuant to Article V for the two calendar months preceding the month in which notice of termination is given. If the actual Termination Costs are greater or less than the amount of Aurum's invoice that is paid by Customer under the immediately preceding sentence, then Customer will pay Aurum, or Aurum will refund to Customer, as the case may be, the difference between the actual Termination Costs and the amount paid.

       (b) Eighty percent of the total compensation which would have been paid or reimbursed to Aurum under this Agreement during the remainder of its term.. The amount of total compensation will be computed by multiplying the total number of months remaining in the Initial Term or the Renewal Term then in effect from the effective date of the termination by the average monthly charge to Customer for Services under this Agreement during the twelve calendar months immediately preceding the calendar month in which notice of termination was given, and multiplying that number by eighty percent. This is expressed mathematically as follows:

              (Number of months remaining in term) x (average monthly charge for Services during the twelve months preceding notice of termination) x 0.80

              If this Agreement has been in effect less than twelve calendar months prior to the giving of the notice of term nation, then the parties will compute the amount due under this subsection (b) using the average monthly charge for Services made during such lesser number of calendar months. If termination of this Agreement occurs prior to the Operational Date, then the parties will compute the amount due under this subsection (b) assuming that the Operational Date had occurred when scheduled by Aurum and using the average monthly charges reasonably estimated to be paid by Customer.

       All amounts payable under this Section 8,5 will be invoiced and paid prior to the effective date of such termination and prior to the release of any test tapes or other data of Customer.

8.6 Payment Upon Nonrenewal. If Customer gives or receives notice not to renew this Agreement pursuant to Section 2.2, or Customer terminates this Agreement under Section 10.5, Customer will pay to Aurum an amount equal to all amounts then due and payable to Aurum, plus (a) Aurum's charges for any Additional Services reasonably requested by Customer for deconversion assistance, (b) Aurum's then standard charges for the resources utilized to prepare any test or conversion tapes, and (c) all other costs reasonably incurred by Aurum in connection with such election not to renew or termination that are described in Section 8.5(a) and that relate to obligations that Customer approved, which extend beyond the then current term of this Agreement or earlier termination date under
       Section 10.5. All amounts payable under this Section 8.6 will be invoiced and paid prior to the expiration date and prior to the release of any test tapes or other data of Customer.

                      ARTICLE IX - LIABILITY AND INDEMNITY

9.1 Limitation of Liability. Section 3.2 (d) sets forth Customer's exclusive remedies for errors in reports or other output provided by Aurum under this Agreement. If Aurum becomes liable to Customer under this Agreement for any other reason, whether arising by negligence, willful misconduct or otherwise, then (a) the damages recoverable against Aurum for all events, acts, delays, or omissions will not exceed in time aggregate the compensation payable to Aurum pursuant to Section 5.1 of this Agreement for the lesser of the months that have elapsed since the Operational Date or the three months ending with the latest month in which occurred the events, acts, delays, or omissions for which damages are claimed, and (b) the measure of damages will not include any amounts for indirect, consequential, or punitive damages of any party, including third parties, or damages which could have been avoided had the output provided by Aurum been verified before use. Customer may not assert any cause of action against Aurum of which Customer knew or should have known more than two years prior to such assertion. In connection with the conduct of any litigation with third parties relating to any liability of Aurum to Customer or to such third parties, Aurum will have all rights which are appropriate to its potential responsibilities or liabilities. Aurum will have the right to participate in all such litigation and to settle or compromise its liability to third parties.

9.2 Warranty. Aurum will provide the Services in a professional and workmanlike manner. EXCEPT AS EXCLUSIVELY PROVIDED IN THIS SECTION 9.2, AURUM DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION 0F LAW OR OTHERWISE CONTAINED IN OR DERIVED FROM THIS AGREEMENT, ANY OF THE SCHEDULES ATTACHED HERETO, ANY OTHER DOCUMENTS REFERENCED HEREIN, OR IN ANY OTHER MATERIALS, PRESENTATIONS OR OTHER DOCUMENTS OR COMMUNICATIONS WHETHER ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.3 Force Majeure. Each party will be excused from performance under this Agreement, except for any payment obligations, for any period and to the extent that it is prevented from performing, in whole or in part, as a result of delays caused by the other party or any act of God, war, civil disturbance, court order, labor dispute, third party nonperformance, or other cause beyond its reasonable control, including failures, fluctuations or nonavailability of electrical power, heat, light, air conditioning, or telecommunications equipment. Such nonperformance will not be a default or a ground for termination as long as reasonable means are taken to expeditiously remedy the problem causing such nonperformance.

9.4 Reliance on Instructions. Aurum is entitled to rely upon and act in accordance with any instructions, guidelines or information provided to Aurum by Customer, which are given by persons having actual or apparent authority to provide such instructions, guidelines, or information, and will incur no liability in doing so. Customer will indemnify, defend, and hold harmless Aurum from any and all claims, actions, damages, liabilities, costs, and expenses, including reasonable attorneys' fees and expenses, arising out of or resulting from Aurum acting in accordance with this Agreement.

                            ARTICLE X - MISCELLANEOUS

10.1 Binding Nature and Assignment. This Agreement will be binding on the parties and their respective successors and permitted assigns. Neither party may assign this Agreement unless it obtains the prior written comment of the other party (except that Aurum will have the right to perform the Services itself and through various of its subsidiaries and to subcontract to unaffiliated third parties portions of the Services, so long as Aurum remains responsible for the obligations performed by any of its subsidiaries and subcontractors to the same extent as if such obligations were performed by Aurum employees), which consent will not be unreasonably withheld. The following transactions relating to either party will not require approval of the other party under this Section: any merger (including a reincorporation merger), consolidation, reorganization, stock exchange, sale of stock or substantially all of the assets, or other similar or related transaction in which such party is the surviving entity or, if such party is not the surviving entity, time surviving entity continues to conduct the business conducted by such party prior to consummation of the transaction.

10.2 Hiring of Employees. During the term of this Agreement and for a period of twelve months thereafter, neither party will, without the prior written consent of the other, offer employment to or employ any person employed then or within the preceding twelve months by the other party, if the person was involved in providing or receiving Services.

10.3   Notices.  Any notice under this Agreement will be deemed to be given when
       (i) delivered by hand or overnight delivery service, or three (3) business days after having been mailed by registered United States mail, return receipt requested, and (ii) addressed to the recipient party at its address set forth in the first paragraph of this Agreement and to the attention of its President, in the case of Customer, or to the attention of President, in the case of Aurum. Either party may from time to time change its address for notification purposes, by giving the other prior written notice of the new address and the date upon which it will become effective.

10.4 Relationship of Parties. Aurum, in providing Services, is acting as an independent contractor and does not undertake by this Agreement or otherwise to perform any regulatory or contractual obligation of Customer. Aurum has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Aurum under this Agreement.

10.5 Modification. Aurum may from time to time modify any of the provisions of this Agreement to be effective at any time on or after the expiration of the Initial Term by giving Customer at least six months prior written notice describing the modification and the date upon which it will be effective (the "Modification Date"). If Aurum gives Customer notice of a modification pursuant to this Section, Customer may, by giving Aurum written notice at least three months prior to the Modification Date, terminate this Agreement as of such Modification Date or at a specified later date. Unless Customer provides such notice, the modification will be effective for any period after the Modification Date.

10.6 Waiver. A waiver by either of the parties of any of the covenants, conditions, or agreements to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach or of any other covenant, condition, or agreement contained in this Agreement.

10.7 Media Releases. All media releases, public announcements, and public disclosures by Customer or Customer's employees or agents relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but excluding any announcement intended solely for internal distribution by Customer or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of Customer, will be coordinated with and approved by Aurum prior to release.

10.8 Entire Agreement. This Agreement and all attached Schedules constitute the entire agreement between Aurum and Customer with respect to the subject matter of this Agreement. There are no understandings or agreements relative to this Agreement which are not fully expressed herein and no change, waiver, or discharge of this Agreement will be valid unless in writing and executed by the party against whom such change, waiver, or discharge is sought lo be enforced. This Agreement may he amended only by an amendment in writing, signed by the parties.

10.9 Time Zones. Unless otherwise provided herein, all processing times are deemed to be the time zone within which Customer's principal office is located.

10.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

10.11 Execution of Agreement. Three original copies of this Agreement will be executed and submitted to Aurum by Customer. This Agreement will become effective when Aurum executes this Agreement. Aurum will return one of the executed copies to Customer. By executing this Agreement, Customer represents and warrants that (a) this Agreement has been duly authorized;
       (b) such execution does not, and will not, cause a breach by Customer of any other contract, agreement, or understanding to which Customer is a party; and (c) this Agreement constitutes a valid, fully enforceable, and legally binding obligation of Customer. Customer will maintain this Agreement as an official record of Customer continuously from the time of its execution.

       IN WITNESS WHEREOF, Customer and Aurum have caused this Agreement to be signed and delivered by their respective duly authorized representatives.

Customer:                                     Accepted by:
OWEN COMMUNITY BANK, sb                       AURUM TECHNOLOGY INC.


By: /s/ Kurt J. Meier                         By: /s/ Edward G. Webb
   ----------------------------------            -------------------------------
         Authorized Signature                           Authorized Signature

  Kurt J. Meier       President                 Edward G. Webb            SVP
-------------------------------------         ----------------------------------
     Type or Print Name and Title                Type and Print Name and Title

        12-5-01                                         12-5-01
-------------------------------------         ----------------------------------
              Date                                            Date